EXHIBIT 99.1

Cogo Group, Inc. Consummates Redomestication Merger to the Cayman Islands

SHENZHEN, China, August 3, 2011 /PRNewswire/ -- Cogo Group, Inc. (Nasdaq:COGO - News), the leading online platform of core technologies for the small and medium enterprise market in China, today announced that the redomestication merger to reorganize the Company as a Cayman Islands company has been completed. This domicile change will provide the company with the option to dual-list its shares of common stock on the Hong Kong exchange while also continuing to trade on Nasdaq, and at the same time, maintain the existing levels of regulatory scrutiny and financial transparency.

Pursuant to the redomestication merger, each outstanding share of common stock of Cogo Group, Inc., a Maryland company, was converted into one ordinary share of Cogo Group, Inc., a Cayman company.  The ordinary shares of Cogo Group will remain listed on the NASDAQ Global Select Market under the trading symbol “COGO.”

About Cogo Group, Inc.:

Cogo is the leading online platform of Core Technologies for the 42 Million Small and Medium Enterprises ("SME") in China.  Cogozon.com, currently serving Cogo's 1,500 SME and 100 Blue-Chip customers, is an e-commerce platform for customers in tech manufacturing sectors (Smart Meters, Alternative Energy, Autos, Healthcare, Tablets and HDTV), offering designs, product, applications and technical support.  Cogo's transaction-based online revenue model centers on its Applications Store, offering design solutions and embedded software, and its Product Store, which sells standardized Electronic products.   Cogo operates Cogopedia.com, a unique web-based business networking platform to engage with 50,000 electronic and software engineers, collecting one million data inputs daily.  Cogo offers technology from 400 suppliers, including 50 global players like Broadcom, Xilinx, Freescale, Microsoft and Atmel. Cogo has 600 employees, with 300 in engineering and 200 in direct sales and 15 service centers across China.

For further information:
Investor Relations
www.cogo.com.cn/investorinfo.html
communications@cogo.com.cn
H.K.:   +852 2730 1518
U.S.:   +1 (646) 291 8998
Fax:    +86 (755) 2674 3522

Safe Harbor Statement:

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such information is based upon expectations of our management that were reasonable when made, but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.